Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Biomerica, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.08 per share	457(c) and (h)	1,200,000	(2)	$0.33	(3)	$391,920	(3)	0.0001531	$60.00
Total Offering Amounts							$391,920		—	$60.00
Total Fee Offsets							—		—	—
Net Fee Due							—		—	$60.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.08 per share (the “Common Stock”), that become issuable under the 2023 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock authorized for issuance under the Plan that was duly adopted and approved by the Registrant’s stockholders on December 7, 2023.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $0.33 per share, the average of the high ($0.34) and low ($0.31) prices of the Common Stock, as reported on the Nasdaq Capital Market on November 22, 2024 which is a date within five business days prior to the filing of this Registration Statement.